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PRESS RELEASE

Contact: United Community Bancorp
         William F. Ritzmann, President and Chief Executive Officer
         (812) 537-4822

             UNITED COMMUNITY BANCORP REPORTS THIRD QUARTER RESULTS

Lawrenceburg, Indiana - May 6, 2008 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), announced a net loss of $982,000, or $0.13 per share, for the quarter ended March 31, 2008 compared to net income of $713,000, or $0.09 per share, for the quarter ended March 31, 2007. The decrease in net income was the result of a $1.9 million increase in the provision for loan loss. Net loss for the nine months ended March 31, 2008 was $1.4 million, or $0.18 per share, compared to net income of $1.9 million, or $0.24 per share, for the nine months ended March 31, 2007. The decrease in net income for the nine month period was the result of a $3.1 increase in provision for loan loss.

Net interest income for the quarter ended March 31, 2008 totaled $2.4 million compared to $2.7 million for the prior year quarter. The decrease from the prior year quarter is primarily due to a decrease in total interest income of $157,000, and by an increase in total interest expense of $134,000. Interest income on loans increased by $307,000 primarily due to the combined effect of an increase in average balance from $265.7 million to $289.9 million, partially offset by a decrease in average yield from 6.56% to 6.44%. Interest income on investment and mortgage-backed securities decreased by $205,000 to $398,000, primarily due to the impact of a decrease in average balance from $51.7 million to $34.9 million and a decrease in average yield from 4.67% to 4.56%. The decreases in investment and mortgage-backed securities is due to the deployment of the proceeds of these securities into higher yielding loans. Interest income on other interest-earning assets decreased $259,000 to $206,000, primarily due to the impact of a decrease in average balance from $47.1 million to $41.1 million and a decrease in average yield from 3.95% to 2.00%. Interest expense on interest-bearing deposits increased by $134,000 primarily due to the effect of an increase in average balance from $317.9 million to $324.3 million and an increase in the average rate paid from 3.44% to 3.54%. The changes in the average yields on loans and investments and in the average rates paid on interest-bearing deposits are primarily the result of changes in market interest rates in the local and national economies.

Net interest income for the nine months ended March 31, 2008 totaled $7.5 million compared to $8.2 million for the prior year period. The decrease from the prior year period is primarily due to an increase in total interest expense of $1.4 million, partially offset by an increase in total interest income of $701,000. Interest income on loans increased by $1.2 million primarily due to the combined effect of an increase in average balance from $258.6 million to $285.2 million, partially offset by a decrease in average yield from 6.60% to 6.55%. Interest income on investment and mortgage-backed securities decreased by $631,000 to $1.4 million, primarily due to the impact of a decrease in average

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balance from $59.8 million to $39.0 million, partially offset by an increase in average yield from 4.59% to 4.89%. Interest income on other interest-earning assets increased $130,000 to $984,000, primarily due to the impact of an increase in average balance from $27.4 million to $37.8 million, partially offset by a decrease in average yield from 4.16% to 3.47%. Interest expense on interest-bearing deposits increased by $1.5 million, primarily due to the effect of an increase in the average balance from $295.6 million to $317.9 million and an increase in the average rate paid from 3.35% to 3.75%. Interest expense on borrowed funds decreased $97,000 due to a decrease in average outstanding borrowings from $2.7 million to no outstanding borrowings in the current year. The decrease in borrowings is due to the increase in cash balances throughout most of the year when compared to the prior year. The changes in the average yields on loans and investments and in the average rates paid on interest-bearing deposits and borrowed funds are primarily the result of changes in market interest rates in the local and national economies.

The provision for loan losses was $2.0 million for the quarter ended March 31, 2008 compared to $95,000 for the quarter ended March 31, 2007. The provision for loan losses was $3.7 million for the nine months ended March 31, 2008 compared to $635,000 for the nine months ended March 31, 2007. The increase is primarily due to the increase of $9.6 million in nonperforming loans for the nine months ended March 31, 2008 as compared to an increase of $2.2 million in nonperforming loans for the nine months ended March 31, 2007, as well as an increase in the size of the loan portfolio. The increase in nonperforming loans in the nine months ended March 31, 2008 is primarily the result of the addition of nine commercial real estate loans totaling $11.0 million, partially offset by the pay off of one loan for $1.2 million and the charge off (including loans charged off to the provision for loan loss and real estate owned) of two other loans totaling $572,000. The non-performing loans include: 1) A golf course loan and a related real estate development loan having an aggregate balance of $4.7 million, and a $1.4 million loan relationship made up of three loans secured by real estate, inventory and other business assets of a landscape-nursery, all of which experienced unfavorable weather and economic conditions. Management expects the land securing the golf course loan and the related real estate development loan to be the subjects of foreclosure sale in 2008. The Bank has entered into a forbearance agreement with the borrower of the loan secured by the landscape-nursery pursuant to which that property has been transferred to a trustee. If the property is not sold before July 31, 2008 (for adequate consideration) the deed to the property will revert to the Bank and the Bank expects to sell the property and other collateral; 2) A $1.4 million loan secured by an apartment complex, one-fourth of the tenants of which have lost their subsidized housing grant. The borrower of that loan is attempting to improve occupancy and/or sell the property securing the loan; 3) A $1.5 million loan secured by a mobile home park that has experienced management issues that have, in turn, resulted in decreased occupancy and cash flows. The borrower of this loan has hired a management company to attempt to correct these deficiencies; 4) Two loans, totaling $1.9 million, secured by office/warehouses that have experienced declines in occupancy rates due to increased competition and unfavorable general economic conditions; 5) A $900,000 loan secured by a gas station/convenience store. The borrower of this loan has accepted an offer to

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purchase the property. The offer is sufficient for the Bank to recover the full principal and interest amounts due on this loan. The Bank has obtained recent appraisals on the collateral securing the above loans except for the apartment complex loan collateral (for which an appraisal has been ordered) and the office/warehouse loan (for which the Bank obtained an appraisal in November, 2006 and for which management does not believe requires a more current appraisal at this time). We did not have any troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented.

Noninterest income was $497,000 for the quarter ended March 31, 2008, compared to $1.0 million for the same period in 2007. A gain on sale of investments of $587,000 was reported for the quarter ended March 31, 2007, compared to a loss of $18,000 for the current year period, and an increase in service charge income of $131,000 to $370,000 was reported for the three months ended March 31, 2008. The gain on sale of investments was primarily related to the sale of Feddie Mac stock. The increase in service charge income is a result of restructuring contracts with our service providers that have allowed for more income from ATM and other customer fees in the three months ended March 31, 2008. Noninterest income was $1.4 million for the nine months ended March 31, 2008, compared to $2.4 million for the same period in 2007, primarily due to the gain on sale of investments of $1.2 million that was reported for the nine months ended March 31, 2007, compared to a loss of $18,000 for the same period in 2007. The gain was primarily related to the sale of Freddie Mac stock in 2007.

Noninterest expense was $2.5 million for the quarter ended March 31, 2008 compared to $2.3 million for the same prior year period. The increase in noninterest expense was primarily the result of a $177,000 increase in other operating expenses, an increase in ATM service fees of $36,000, partially offset by a decrease in compensation and employee benefits of $58,000. Other operating expenses are primarily comprised of miscellaneous loan and deposit expenses, professional fees, bank fees and office expenses. The increase in other operating expenses is primarily due to additional expenses associated with being a public company, including preparing for compliance with the Sarbanes-Oxley Act. ATM service fees increased $36,000 for the three months ended March 31, 2008 to $88,000 as a result of the restructuring of contracts with our service providers mentioned in the previous paragraph. The decrease in compensation and employee benefit expense is a result of a decrease in stock-based compensation expense of $131,000 to $167,000 in the three months ended March 31, 2008 compared to $298,000 in the same period in the prior year.

Noninterest expense was $7.5 million for the nine months ended March 31, 2008 compared to $6.8 million for the same prior year period. The increase in noninterest expense was primarily the result of a $463,000 increase in compensation and benefit expense, and a $265,000 increase in other operating expenses. The increase in compensation and employee benefit expense is a result of an increase in stock-based compensation expense of $167,000 to $762,000 for the nine months ended March 31, 2008 compared to $595,000 in the same period in the prior year, and an increase in the number of employees for the opening of the St. Leon branch that occurred in April, 2007. Other operating expenses are

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primarily comprised of miscellaneous loan and deposit expenses, professional fees, bank fees and office expenses. The increase in other operating expenses for the nine months ended March 31, 2008 was primarily the result of increases in internet banking expenses and professional fees. The increase in internet banking expenses is due to an increase in the number of customers participating in internet banking in the nine months ended March 31, 2008, when compared to the same period in the prior year. The increase in professional expenses is due to the previously mentioned compliance with the Sarbanes-Oxley Act and services relating to the previously mentioned non-performing loans.

The income tax benefit was $631,000 for the quarter ended March 31, 2008 compared to an income tax expense of $567,000 for the same period in 2007. The increase in benefit is primarily due to a $2.9 million decrease in pre-tax earnings. Income tax expense decreased $2.1 million to a benefit of $903,000 for the nine months ended March 31, 2008, compared to an expense of $1.2 million for the same period in 2007. The increase in benefit is primarily due to a $5.4 million decrease in pre-tax earnings.

Total assets were $376.3 million at March 31, 2008 and $381.1 million at June 30, 2007. Nonperforming assets increased to $13.1 million at March 31, 2008 from $3.3 million at June 30, 2007. The increase in nonperforming loans is primarily the result of adding six loan relationships representing nine loans totaling $11.0 million during the nine months ended March 31, 2008, partially offset by one nonperforming loan being paid off totaling $1.2 million and two loans being charged off (including loans charged off to the provision for loan loss and real estate owned) totaling $572,000. During the nine months ended March 31, 2008, cash and cash equivalents decreased $16.0 million to $27.0 million from $43.0 million at June 30, 2007 as cash was redeployed into higher yielding loans. Securities available for sale decreased $2.5 million to $14.7 million at March 31, 2008 from $17.2 at June 30, 2007. Mortgage backed securities available for sale decreased $5.6 million to $21.1 million at March 31, 2008 from $26.7 million at June 30, 2007. The decreases are due to the redeployment of these funds into higher yielding loans. Loans receivable increased $17.9 million to $291.5 million at March 31, 2008 from $273.6 million at June 30, 2007 as a result of increases in our commercial real estate, residential 1-4 family real estate and consumer loan portfolios. Loan growth in these portfolios is primarily the result of our marketing efforts which include media and personal contacts. Loan growth was funded primarily by maturities of investment securities and excess cash.

Total liabilities increased $2.3 million to $320.9 million at March 31, 2008 from $318.6 million at June 30, 2007. The increase in liabilities is primarily a result of a $1.9 million increase in deposits. This is the result of an $8.2 million increase in demand deposits from a balance of $131.4 million at June 30, 2007 to $139.6 million, partially offset by a decrease in passbook deposits of $6.7 million from a balance of $42.2 million at June 30, 2007 to a balance of $35.5 million at March 31, 2008.

Stockholders' equity at March 31, 2008 was $55.4 million compared to $62.5 million at June 30, 2007. The decrease is the result of a net loss of $1.4 million for the nine months ended March 31, 2008, the repurchase of over 545,000

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shares of stock totaling $6.5 million and dividends paid of $767,000, partially offset by the increase in unrealized gain on securities available for sale of $628,000, and an increase in stock-based compensation of $762,000

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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

                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                 (UNAUDITED)
                                                      AT               AT
                                                   MARCH 31,        JUNE 30,
                                                     2008             2007
                                                        (IN THOUSANDS)
ASSETS
Cash and cash equivalents                         $ 27,016          $ 43,025
Investment securities                               36,033            44,155
Loans receivable, net                               291,490          273,605
Other Assets                                         21,809           20,276
TOTAL ASSETS                                       $376,348         $381,061

LIABILITIES
Deposits (1)                                       $318,000         $316,051
Other Liabilities                                     2,941            2,549
TOTAL LIABILITIES                                   320,941          318,600
Total Stockholders' Equity                           55,407           62,461
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY           $376,348         $381,061


(1) Includes municipal deposits of $131.0 million at March 31, 2008 and $138.0 million at June 30, 2007.


                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                   THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       MARCH 31,                       MARCH 31,
                                                  2008            2007          2008             2007
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Interest Income                                $     5,272     $    5,429      $   16,423      $   15,722
Interest Expense                                     2,871          2,737          8,934            7,530
                                               --------------------------      --------------------------
Net Interest Income                                  2,401          2,692          7,489            8,192
Provision for Loan Losses                            2,030             95          3,700              635
                                               --------------------------      --------------------------
Net Interest Income after Provision
    for Loan Losses                                    371          2,597          3,789            7,557
Total Non-Interest Income                              497          1,001          1,379            2,355
Total Non-Interest Expenses                          2,481          2,318          7,452            6,752
                                               --------------------------      --------------------------
INCOME (LOSS) BEFORE TAX PROVISION (BENEFIT)        (1,613)         1,280         (2,284)           3,160
Income Tax Provision (Benefit)                        (631)           567           (903)           1,225
                                               --------------------------      --------------------------
NET INCOME (LOSS)                              $      (982)    $      713      $  (1,381)      $    1,935
EARNINGS PER SHARE (2)
   Basic                                       $    (0.13)     $     0.09      $   (0.18)      $     0.24
                                               ==========================      ==========================
   Diluted                                     $    (0.13)     $     0.09      $   (0.18)      $     0.24
                                               ==========================      ==========================
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                        7,371,057       8,001,316       7,758,793        8,097,974
                                               ==========================      ==========================
   Diluted                                      7,371,057       8,016,579       7,758,793        8,109,423
                                               ==========================      ==========================

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

                                                         AT OR FOR THE                  AT OR FOR THE
                                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                                           MARCH 31,                       MARCH 31,
                                                     2008            2007           2008            2007
                                                         (UNAUDITED)                      (UNAUDITED)
PERFORMANCE RATIOS (1):
Return on average assets                            -1.02%          (0.74)%        -0.48%            0.71%
Return on average equity                            (6.75)           4.59          (3.07)            4.09
Interest rate spread  (2)                            2.22            2.51           2.30             2.70
Net interest margin  (3)                             2.62            2.95           2.76             3.16
Noninterest expense to average assets                2.57            2.42           2.61             2.47
Efficiency ratio  (4)                               85.61           62.77          84.03            64.02
Average interest-earning assets to
   average interest-bearing liabilities            112.87          114.65         113.88           115.93
Average equity to average assets                    15.08           16.23          15.75            17.30

CAPITAL RATIOS:
Tangible capital                                    13.26           12.48          13.26            12.48
Core capital                                        13.26           12.48          13.26            12.48
Total risk-based capital                            19.85           20.75          19.85            20.75

ASSET QUALITY RATIOS:
Nonperforming loans as a percent
   of total loans                                    4.38            1.11           4.38             1.11
Allowance for loan losses as a percent
   of total loans                                    2.05            0.98           2.05             0.98
Allowance for loan losses as a percent
   of nonperforming loans                           46.74           88.40          46.74            (0.02)
Net charge-offs (recoveries) to average
   outstanding loans during the period               0.29           (0.07)          0.19             0.16


(1) Annualized
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.